Sports Engineering, Inc.

SEI's innovative, patented footwear technology aims to enhance athletic and workplace safety by mitigating potential causes of injury.


Sports Engineering, Inc.
SEI

Invest

$99 minimum investment

Deadline April 29, 2022
in a month

Share Price
$1

Total Raised
$45,099

Valuation
$24,200,445

4(a)(6) offering provided by Netcapital Funding Portal Inc.

Pitch Updates Discussion

INTRODUCTION

Sports Engineering Inc. (SEI) goal is to enhance the safety and performance of athletes, weekend warriors, and people who work on their feet. We are doing this through our patented SplitSole™ (#9,730,486) and SmartSpring™ (#10,888,138) technologies.

SEI's SmartSpring™ suite of technologies works to mitigate injury by reducing ground reaction forces specific to rotational force and horizontal shear, which are oftentimes the common causes of injury. SEI envisions licensing our patented technologies into the $500B+ global footwear market. We are actively pursuing relationships with global brands and aim to secure licenses and, based on our progress to-date, anticipate confirming our first agreement shortly.

DEAL HIGHLIGHTS

- Innovative core technology providing brands the opportunity to mitigate injury with a story yet untold.
- Strong domestic and international IP portfolio.
  - — 2 Granted Patents (#9,730,486) & (#10,888,138).
  - — 6 Patents Pending.
- ~$2M invested in product development to date in our proprietary, patented technologies.
- Product development agreements in-place with two single-vertical footwear brands.
- 4 NDAs with global multi-vertical brands currently evaluating SEI technologies for commercialization.
- By 2026, the Worldwide Footwear Market is projected to exceed $500 Billion, according to Statista [1].
- Talented management team with a combined 60+ years of experience in design, development, sourcing, production, sales, and marketing.

STRATEGIC PARTNERSHIPS

Hospital for Special Surgery

HSS is one of the world's leading academic medical centers focused on musculoskeletal health. Ranked No. 1 in orthopedics for 12 years in a row by U.S. News & Report (2021-2022). SEI and HSS have collaborated on the research and testing of sports injury and SEI technologies.

Worcester Polytechnic Institute

WPI is a private research university in Worcester, MA, focusing on the instruction and research of technical arts and applied sciences. The SmartSpring™ suite of technologies were invented by Professor Chris Brown and his student team of engineers at WPI.



Joe Theismann

NFL Most Valuable Player, NFL All-Pro First Team, and NFL Man of the Year

"I am excited to be a part of the SEI team and help them in their mission to make sports safer for people of all ages. We hope that the SEI technology will be a game-changer that helps to prevent injuries to athletes and other active people. I look forward to advancing SEI's mission."

PROBLEM

knee joint injury



Historically, the athletic footwear and sports equipment markets have focused on vertical impact cushioning using sensational terms like peak g's, x times bodyweight, etc. These are biomechanics terms associated with large numbers and easy to understand consumer stories often resolved by simply using foams designed to deflect under load and absorb energy.

Shear and rotational forces are a component of every foot strike. The inability to manage forces related to these can frequently lead to injury. To our knowledge, technologies addressing rotational force and horizontal shear have yet to be commercialized.

Court sports such as basketball involve dynamic movements associated with sudden changes of direction like:

- Cutting
- Jump-landing
- Sudden deceleration or acceleration

Athletes in these situations are more susceptible to non-contact traumatic injuries to the lower extremities, especially the ankle and knee joints.

Repetitive stress injuries, such as those commonly seen in running and walking are caused by chronic low-grade force being applied repeatedly over a prolonged period. For athletes, weekend warriors, and people who work on their feet … the loss of training time, rehabilitation, and reduced productivity may be **costly**.

SOLUTION

SEI has developed an innovative dual technology system consisting of the SmartSpring™ and SplitSole™. These technologies work in tandem to reduce or eliminate the potential for traumatic injury due to force and/or catastrophic rotation, and chronic injury due to repetitive stress.

SmartSpring™ and SplitSole™





Performance footwear



Here is a transcript of the video

SplitSole™ System

Opposable surfaces that work in concert with one another while being managed by non-linear springs (#9,730,486)

What this means is that we can decouple surfaces, in a controlled way, when needed during performance play in sports and other activities to help create safer shoes. The concept can also be extended to sports equipment and playing surfaces as well as to industrial applications.

SmartSpring™

Our SmartSpring™ suite of non-linear springs is designed to work in tandem with the SplitSole™ and helps to reduce peak shear, rotational forces and overall ground reaction force, which are the leading mechanisms of injury. (#10,888,138)

SmartSpring™



Proven Results

Our applied testing has proven a decrease in ground reaction force with no diminishing effect on performance. SEI along with the Hospital for Special Surgery have completed research to determine the most prevalent injuries in basketball and running, the related mechanism of each injury, and how existing SEI technology mitigates injury.

Through our partnership with the Hospital for Special Surgery, we plan on continuing product development. Testing and evaluation will help replicate the mechanism of sports-related movements leading to injury. The results of these tests are crucial for SEI, as we look to continue product development and expand our technologies, as well as move into commercialization with our existing and future customers.


Peak Resultant Force
Force, N
2500
2000
1500
1000
500
0
2223
2158
1626
2008
1859
Control
AEF 1
GH 1
AEF 2
GH 2

Shoes with SmartSpring™ technology reduced Peak Resultant Ground Reaction Force by an average of 14% compared to controls.

BUSINESS MODEL

SEI revenue model is a royalty stream. We aim to earn royalties for every product employing our patented technologies. Our licensing model is designed to create a revenue stream much like the success of software technology models.

Our first target market is footwear. We plan on expanding to other markets such as:

- Protective sports equipment
- Flooring
- Sports surfaces

sneaker



MARKET

Footwear market size worldwide from 2020 to 2027 (in billion USD)


Footwear market size worldwide from 2020 to 2027 (in billion U.S. dollars)*
Value of the global footwear market from 2020 until 2027
Market size in billion U.S. dollars
600
500
400
300
200
100
0
365.5
385.46
406.51
428.71
452.12
476.8
502.84
530.3
2020
2021
2022
2023
2024
2025
2026
2027

Source: Statista

SEI has an opportunity to disrupt the global footwear industry, which is projected to exceed **$500B by 2026** [1], with a new and unique technology. The shoe industry has an insatiable appetite for new concepts and new technologies. Total athlete optimization, well-being, and injury prevention are trending.

Split Sole™ and SmartSpring™ has the opportunity and potential to be applied to all footwear. SEI has an opportunity to create a branded component, which we anticipate will create consumer awareness and demand for our technologies.

We believe that the "horizontal" story has yet to be told in footwear performance. Harnessing and managing horizontal shear and rotational forces are the key to greater safety and performance.

TEAM



Dan Richard

President

Dan founded his Industrial design company, Daniel Richard Design (DRD) in 1995. Clients are, and have been, industry leaders such as New Balance, Timberland, Red Wing, Wolverine Worldwide, Converse, Reebok, Puma, Rudis, Varsity, Maverik Lacrosse, Brine, Li Ning, Anta. Prior to founding DRD, Dan worked corporately as a director of design and product development at Nike, Converse, Wolverine Worldwide, and Avia. Dan Richard is a leader in shoe design, product development, and implementation of product program strategies, and forms a critical part of the successful team in the ongoing design and growth of SEI. Overall, Dan's combined corporate and consulting experience spans 35+ years' experience in strategic management of design, product development, sourcing, and manufacturing of shoes and sports equipment.



Ed Cowle

CEO & Founder

Ed Cowle is the founder and CEO of Sports Engineering Inc. Following a 10 year career on Wall Street, he has been starting, financing, and advising small businesses for the past 20 years. He is also the founder and director of Zero Gravity Solutions, Laser Technology, Inc, Biophan Technologies, Inc, Golf Technologies, Inc., and U.S. Rare Earths. Ed has an extensive background in licensing various technologies from universities and government agencies. He has licensed technology from WPI, NYU, Temple University, Johns Hopkins University, and NASA



Tristin Carlton

Director R&D

Tristin earned his Bachelor of Science in Mechanical Engineering and a Master of Science in Material Science Engineering from Worcester Polytechnic Institute (WPI) in 2019. He was a varsity football player and an active member of the Sports Engineering Club and Men's Lacrosse Club while at WPI. Tristin has expertise in Computer-Aided Design (CAD), material selection and testing, 3D Printing and Rapid Prototyping, and general product development. Tristin has been working alongside SEI since May 2018, leading the WPI student team under Prof. Chris Brown while completing his degree. Tristin now serves as the company's Director of Research and Development.



Andrew B Simonds

COO/Controller

Andy has 25 years of operations, marketing and brand management experience in sporting goods and has worked to drive stakeholder value, building sales, marketing, and product development programs. Prior to SEI, Andy worked corporately at SnowSports Industries America, UVEX Sports, Textron, Saucony, and New Balance. More recently, Andy served as EVP at healthcare footwear firm PW Minor & Son and as the COO for TwelveTwentyOne, driving business operations and directing product development. Andy has extensive experience with strategic planning and brand management.



Pete Gennuso

Corporate Counsel

Peter Gennuso guides startups and established companies through transactions that increase cash flow and facilitate business growth. He is an adviser to innovative sectors, including pharma and life sciences, technology, and artificial intelligence. Pete is particularly experienced in providing counsel to early-stage and emerging-growth companies, as well as entrepreneurs. His experience serving on the board of a public company and in executive positions at several startups is a measure of the trust that corporate leaders have in Pete regarding all aspects of corporate governance, as well as risk management, disclosure, and business operations. Pete received his M.B.A and J.D from Pace University and is a member of the New York State Bar.



Chris Brown

Professor & Inventor

Chris Brown earned his Ph.D. in 1983 from the University of Vermont. As an undergraduate, Chris was Vermont's only walk-on All-American ski racer. He raced and coached at UVM during the longest regular season undefeated streak in NCAA history and was inducted into UVM's athletic hall of fame. In the mid-80s Chris worked at the Swiss Federal Institute of Technology in Lausanne, where he began developing multiscale analyses of manufactured topographies by adapting fractal analyses by the compass method. There he also participated in testing ski equipment and modeling loads on the ACL during skiing. He performed research and development of products and processes at Atlas Copco's European research center. Since the fall of 1989, he has been on the faculty at WPI, where he teaches Axiomatic Design, Manufacturing, Surface Metrology, and the Technology of Alpine Skiing. On all these topics, with some outstanding students, he has published over a hundred and fifty papers and has been granted patents on characterizing surface roughness, friction testing, and sports equipment.



Todd Cowle

Shareholder Relations

Todd Cowle brings 30 years of Wall Street experience to assist our capital raising and strategic planning. He was a Managing Director and Senior VP at Bear Stearns, Merrill Lynch RBC and Prudential. He has worked in Investment Banking, Trading and as a Portfolio Manager, responsible for as much as $400 Million in customer assets. He currently heads our shareholder relations group.

FOOTNOTES

[1] Statista: Footwear market size worldwide from 2020 to 2027 (in billion U.S. dollars)*

USE OF PROCEEDS

If the offering's maximum amount of $1,070,000 is raised:

Use	Value	% of Proceeds
Compensation for managers	$400,000	37.4%
Debt Service	$150,000	14.0%
Research & product development	$350,000	32.7%
Legal, accounting, IP protection, et al	$25,000	2.3%
Marketing support	$60,000	5.6%
Office rent, internet, software & supplies	$20,000	1.9%
Travel	$12,570	1.2%
Intermediary fees	$52,430	4.9%

TERMS

This is an offering of NetCapital Common Stock, under registration exemption 4(a)(6), in Sports Engineering, Inc.. This offering must raise at least $10,000 by April 29, 2022 at 9:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Sports Engineering, Inc. may issue additional securities to raise up to $1,070,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

25,270,445 shares
× $1 per share

$25,270,445 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

Form C on January 3, 2022

Form C/A on February 25, 2022

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn

UPDATES

- Feb 25, 2022 — Filed Form C/A
- Jan 28, 2022 — HSS and SEI Partner to Design Athletic Footwear...
- Jan 3, 2022 — Primary offering of 1,070,000 shares at $1
- Jan 3, 2022 — Filed Form C

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